Exhibit 21.1

SUBSIDIARIES OF VMWARE, INC.

SUBSIDIARIES	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
3401 Hillview LLC	Delaware
A.W.S. Holding, LLC	Delaware
AirWatch (Australia) Pty, Ltd.	Australia
AirWatch LLC	Delaware
AirWatch Technologies India Private Ltd.	India
AirWatch UK, Limited	United Kingdom
Nicira, Inc.	Delaware
Taiwan VMware Information Technology LLC	Taiwan
VMware Australia Pty Ltd	Australia
VMware Bermuda Limited	Ireland
VMware Bulgaria EOOD	Bulgaria
VMware Canada Inc.	Canada
VMware Costa Rica Ltda.	Costa Rica
VMware Denmark ApS	Denmark
VMware Eastern Europe	Armenia
VMware France SAS	France
VMware Global, Inc.	Delaware
VMware Hong Kong Limited	Hong Kong
VMware Information Technology (China) Co. Ltd	China
VMware International Limited	Ireland
VMware International Marketing Limited	Ireland
VMware Israel Ltd.	Israel
VMware Italy S.r.l.	Italy
VMware Korea Co., Ltd.	South Korea
VMware Malaysia SDN. BHD.	Malaysia
VMware Marketing Austria GmbH	Austria
VMware Middle East FZ-LLC	Dubai
VMware Netherlands B.V.	Netherlands
VMware NZ Company	New Zealand
VMware Singapore Pte Ltd.	Singapore
VMware Software e Serviços Brasil Ltda.	Brazil
VMware Software India Private Limited	India
VMware Spain S.L.	Spain
VMware Sweden AB	Sweden
VMware Switzerland S.a.r.l.	Switzerland
VMware (Thailand) Co., Ltd.	Thailand
VMware Turkey Software Solutions and Services Company Limited	Turkey
VMware UK Limited	United Kingdom
VMware vCloud Service G.K.	Japan
VMware, K.K.	Japan
Wandering WiFi, LLC	Nevada
Wanova Technologies Ltd.	Israel